Exhibit 99.1

FOR IMMEDIATE RELEASE

Infrastructure Materials Corp. Announces Termination of Sale and
Purchase Agreement Covering the NL Project

Reno, Nevada, October 4, 2013 – Infrastructure Materials Corp. (the “Company”) (OTCBB: IFAM; TSX-V: IFM) announced today that its wholly-owned subsidiary, Silver Reserve Corp. (“SRC”), has terminated for failure to perform a Sale and Purchase Agreement dated March 5, 2013 (the “Sale Agreement”) with International Millennium Mining Inc. (“IMMI”), a wholly-owned subsidiary of International Millennium Mining Corp. (TSX-V: IMI) (“IMMC”). The Sale Agreement contemplated the sale of the Company’s entire interest in the NL Extension Project (the “NL Project”) for US$425,000.

With the termination of the Sale Agreement, the NL Project continues to be governed by the Option and Joint Venture Agreement dated February 25, 2011 (the “Nivloc Agreement”) between SRC and IMMI to sell IMMI an 85% interest in the NL Project upon fulfillment of the requirements of the Nivloc Agreement.

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of precious metal properties located in Nevada and cement grade limestone deposits in strategic locations in the United States.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Mason Douglas, President and CEO
Phone: 866-448-1073
Email: info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This press release contains certain "forward-looking statements" within the meaning of U.S. securities laws. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This press release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.